Exhibit 99.1

Commercial Bancgroup, Inc. Announces Results for Third Quarter 2025

HARROGATE, TN – October 27, 2025 – Commercial Bancgroup, Inc. (“Commercial” or the “Company”) (Nasdaq: CBK), the parent company of Commercial Bank (the “Bank”), today announced net income less non-controlling interest of $9.5 million, or $0.77 per diluted common share, for the third quarter of 2025, compared to net income less non-controlling interest of $9.2 million, or $0.74 per diluted common share, for the third quarter of 2024.

On October 1, 2025, the Company priced its initial public offering (the “IPO”) of 7,173,092 shares of its common stock 1,458,334 of which were sold by Commercial and 5,714,758 of which were sold by certain selling shareholders, at a public offering price of $24.00 per share.

Prior to September 18, 2025, Commercial had three classes of common stock outstanding: common stock, Class B common stock, and Class C common stock. On September 18, 2025, Commercial’s charter was amended and restated. The Company’s amended and restated charter provided for, among other things:

●	effective upon the filing of the amended and restated charter, the reclassification and conversion of (i) each outstanding share of Class B common stock into 1.15 shares of common stock and (ii) each outstanding share of Class C common stock into 1.05 shares of common stock (collectively, the “Stock Reclassification”); and

●	effective immediately following the Stock Reclassification, a 250-for-1 forward stock split in respect of the outstanding shares of our common stock (the “Stock Split”).

The Company’s common stock began trading on The Nasdaq Stock Market LLC on October 2, 2025, under the ticker symbol “CBK.” On October 3, 2025, the Company completed its IPO, from which it received net proceeds of approximately $30.6 million. Commercial used certain of its proceeds from the IPO to repay certain Commercial indebtedness and intends to use other of its proceeds from the IPO to redeem its outstanding subordinated debentures and related trust preferred securities.

Our financial statements, including earnings per share and book value per share, reflect the stock Reclassification and Stock Split retroactively. Because the IPO occurred after September 30, 2025, the financial impacts of the IPO are not included in the financial statements presented in this press release.

Third quarter 2025 highlights:

●	Net income less non-controlling interest of $9.5 million or $0.77 per share and $0.77 per diluted share for the three months ended September 30, 2025, compared to $9.2 million or $0.75 per share and $0.74 per diluted share for the three months ended September 30, 2024.

●	Return on average assets of 1.69% for the three months ended September 30, 2025, compared to 1.65% for the three months ended September 30, 2024.

●	Return on average shareholders’ equity of 15.76% for the three months ended September 30, 2025, compared to 17.32% for the three months ended September 30, 2024.

●	Total operating revenue of $22.9 million for the three months ended September 30, 2025, compared to $21.9 million for the three months ended September 30, 2024.

●	Non-interest expense of $10.6 million for the three months ended September 30, 2025, compared to $10.5 million for the three months ended September 30, 2024.

●	Tangible book value per share of $19.05 per share as of September 30, 2025, compared to $16.64 per share as of September 30, 2024 (see non-GAAP reconciliation).

●	Efficiency ratio of 46.2% for the three months ended September 30, 2025, compared to 48.1% for the three months ended September 30, 2024.

Year to date highlights:

●	Net income less non-controlling interest of $27.1 million or $2.22 per share and $2.22 per diluted share for the nine months ended September 30, 2025, compared to $25.8 million or $2.12 per share and $2.09 per diluted share for the nine months ended September 30, 2024.

●	Return on average assets of 1.60% for the nine months ended September 30, 2025, compared to 1.57% for the nine months ended September 30, 2024.

●	Return on average shareholders’ equity of 15.50% for the nine months ended September 30, 2025, compared to 16.94% for the nine months ended September 30, 2024.

●	Total operating revenue of $66.9 million for the nine months ended September 30, 2025, compared to $65.7 million for the nine months ended September 30, 2024.

●	Non-interest expense of $31.9 million for the nine months ended September 30, 2025, compared to $32.1 million for the nine months ended September 30, 2024.

●	Tangible book value per share of $19.05 per share as of September 30, 2025, compared to $16.64 per share as of September 30, 2024 (see non-GAAP reconciliation).

●	Efficiency ratio of 47.6% for the nine months ended September 30, 2025, compared to 48.9% for the nine months ended September 30, 2024.

Balance Sheet Trends

Total assets were $2.2 billion as of September 30, 2025, a decrease of $86.8 million, or 3.8%, from December 31, 2024. This decrease was primarily due to a decrease in our loan portfolio and our investment portfolio.

Total net loans were $1.7 billion as of September 30, 2025, a decrease of $39.5 million, or 2.2%, from December 31, 2024. While we experienced moderate loan growth during the nine months ended September 30, 2025, we had some large loan payoffs from long-term borrowers selling their businesses.

As of September 30, 2025, the Bank exceeded the minimum requirements to be well-capitalized for bank regulatory purposes, with a total risk-based capital ratio of 15.2%, a Tier 1 risk-based capital ratio of 14.2%, a common equity Tier 1 capital ratio of 14.2%, and a Tier 1 leverage ratio of 12.0%.

Total deposits were $1.8 billion as of September 30, 2025, a decrease of $158.0 million, or 8.1%, from December 31, 2024. This decrease was primarily driven by a $106.8 million reduction in time deposits to $469.7 million at September 30, 2025, from $576.5 million at December 31, 2024. The decrease in time deposits was a result of brokered deposits decreasing by $126.9 million to $48.0 million at September 30, 2025, from $174.9 million at December 31, 2024.

Noninterest bearing demand deposits increased $2.2 million, or 0.5%, to $398.8 million as of September 30, 2025, from $396.6 million as of December 31, 2024.

Non-brokered deposits were $1.7 billion as of September 30, 2025, a decrease of $31.0 million, or 1.8%, from December 31, 2024. This decrease was primarily driven by normal customer business cycles.

Asset quality declined slightly with nonperforming assets to total assets of 0.26% as of September 30, 2025, an increase of 0.01% from December 31, 2024. The allowance for credit losses to total loans remained flat at 1.01% for the same periods of time.

Net Income Before Income Taxes

Net income before income taxes was $35.1 million for the nine months ended September 30, 2025, an increase of $3.3 million, or 10.5%, from the nine months ended September 30, 2024. The increase was primarily the result of an increase in net interest income after provision for credit losses.

Non-Interest Income

Non-interest income was $7.3 million for the nine months ended September 30, 2025, a decrease of $0.6 million, or 7.4%, from the nine months ended September 30, 2024. This decrease was primarily due to one-time gains on the sale of bank property during 2024 of $0.4 million.

Conference Call Information

Commercial will host a conference call to discuss its third quarter 2025 results on Tuesday, October 28, 2025, at 10:00 a.m. Eastern Time. The call will be available via https://events.q4inc.com/attendee/913670081, and you can access the interactive teleconference by dialing (800) 715-9871 or (646) 307-1963 and using the Call ID 8389212. A replay of the conference call will be available through November 4, 2025, by dialing (800) 770-2030 and inputting Playback ID 8389212 followed by the “#” key. An online replay will be available by selecting “Events and Presentations” under “News and Events” within the Investor Relations section of Commercial’s website (https://ir.cbtn.com/overview/default.aspx) approximately two hours after the conclusion of the call and will remain available through November 24, 2025.

About Commercial Bancgroup, Inc.

Commercial Bancgroup, Inc. is a bank holding company headquartered in Harrogate, Tennessee. Through our wholly owned subsidiary, Commercial Bank, a Tennessee state-chartered commercial bank, we offer a suite of traditional consumer and commercial banking products and services to businesses and individuals in select markets in Kentucky, North Carolina, and Tennessee. More information about Commercial can be found on its website at www.cbtn.com.

Contacts

Philip J. Metheny
Executive Vice President, Chief Financial Officer
Commercial Bancgroup, Inc.
ir@cbtn.com
423-869-5151 Ext. 3307

Roger Mobley
Executive Vice President, Assistant Chief Financial Officer
Commercial Bancgroup, Inc.
ir@cbtn.com
704-648-0185 Ext. 4118

Source

Commercial Bancgroup, Inc.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. The statements in this press release that are not purely historical facts are forward-looking statements. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other variations or comparable terminology and expressions. This press release specifically contains forward-looking statements regarding our intended use of proceeds from the IPO. You should not place undue reliance on these forward-looking statements as actual future results may differ materially from those expressed or implied by any forward-looking statement. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those expressed in any forward-looking statements, including but not limited to: (1) business and economic conditions nationally, regionally and in our target markets, particularly in Kentucky, North Carolina and Tennessee and the particular geographic areas in which we operate; (2) the level of, or changes in the level of, interest rates and inflation, including the effects thereof on our earnings and financial condition and the market value of our investment securities and loan portfolios; (3) the concentration of our loan portfolio in real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; (4) the concentration of our business within our geographic areas of operation in Kentucky, North Carolina and Tennessee and neighboring markets; (5) credit and lending risks associated with our commercial real estate, commercial, and construction and land development loan portfolios; (6) risks associated with our focus on lending to small and medium-sized businesses; (7) our ability to maintain important deposit customer relationships, maintain our reputation or otherwise avoid liquidity risks; (8) changes in demand for our products and services; (9) the failure of assumptions and estimates underlying the establishment of allowances for possible credit losses and other asset impairments, losses, valuations of assets and liabilities and other estimates; (10) the sufficiency of our capital, including sources of such capital and the extent to which capital may be used or required; (11) our inability to secure a “satisfactory” rating under the Community Reinvestment Act; (12) the risk that our cost of funding could increase in the event we are unable to continue to attract stable, low-cost deposits and reduce our cost of deposits; (13) our inability to raise necessary capital to fund our growth strategy and operations or to meet increased required minimum regulatory capital levels; (14) our ability to execute and prudently manage our growth and execute our business strategy, including expansionary activities; (15) the composition of and changes in our management team and our ability to attract, incentivize and retain key personnel; (16) the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, trust and other wealth management services and insurance services, including the disruptive effects of financial technology and other competitors who are not subject to the same regulations as the Company and the Bank; (17) the deterioration of our asset quality or the value of collateral securing loans; (18) changes in accounting standards; (19) the effectiveness of our risk management framework, including internal controls; (20) severe weather, natural disasters, pandemics, epidemics, acts of war, terrorism, or other external events, such as the transition risk associated with climate change, and other matters beyond our control; (21) changes in technology or products that may be more difficult, costly, or less effective than anticipated; (22) the risks of acquisitions and other expansionary activities, including without limitation our ability to identify and consummate transactions with potential future acquisition candidates, the time and costs associated with pursuing such transactions, our ability to successfully integrate operations as part of such transactions and our ability, and possible failures, to achieve expected gains, revenue growth, expense savings and/or other synergies from such transactions; (23) our ability to maintain our historical rate of growth; (24) failure to keep pace with technological change or difficulties when implementing new technologies; (25) systems failures or interruptions involving our risk management framework, our information technology and telecommunications systems or third-party service providers; (26) our ability to identify and address unauthorized data access, cyber-crime and other threats to data security and customer privacy; (27) our compliance with governmental and regulatory requirements, including the Bank Holding Company Act of 1956, as amended, and other laws relating to banking, consumer protection, securities and tax matters, and our ability to maintain licenses required in connection with mortgage origination, sale and servicing operations; (28) compliance with the Bank Secrecy Act of 1970, Office of Foreign Assets Control rules and anti-money laundering laws and regulations; (29) governmental monetary and fiscal policies; (30) changes in laws, rules, or regulations, or interpretations thereof, or policies relating to financial institutions or accounting, tax, trade, monetary or fiscal matters; (31) our ability to receive dividends from the Bank and satisfy our obligations as they become due; (32) the institution and outcome of litigation and other legal proceedings against us or to which we become subject; (33) the limited experience of our management team in managing and operating a public company; (34) the incremental costs of operating as a public company; (35) our ability to meet our obligations as a public company, including our obligations under Section 404 of the Sarbanes-Oxley Act of 2002; and (36) other risks and factors described under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Registration Statement on Form S-1/A (Registration No. 333-289862) filed with the U.S. Securities and Exchange Commission on September 22, 2025. Commercial undertakes no obligation to update these forward-looking statements, as a result of changes in assumptions, new information, or otherwise, after the date of this press release, except as required by law.

Non-GAAP Financial Measures

This press release contains certain financial measure(s) that are not financial measure(s) recognized under generally accepted accounting principles in the U.S. (“GAAP”) and, therefore, are considered non-GAAP financial measure(s) and should be read along with the accompanying reconciliation of non-GAAP financial measure(s) to GAAP financial measure(s). We use non-GAAP financial measures, certain of which are included in this press release, both to explain our operating results to shareholders and the investment community and to evaluate, analyze, and manage our business. We believe that these non-GAAP financial measures provide a better understanding of ongoing operations, enhance the comparability of results across periods, and enable investors to better understand our performance. However, non-GAAP financial measures should not be considered in isolation and should be considered supplemental in nature and not as a substitute for or superior to the most directly comparable or other financial measures calculated in accordance with GAAP. Additionally, the manner in which the non-GAAP financial measure(s) contained in this press release are calculated may differ from the manner in which measures with similar names are calculated by other companies. You should understand how other companies calculate their financial measures similar to, or with names similar to, the non-GAAP financial measure(s) contained in this press release when comparing such financial measures.

The non-GAAP financial measures in this press release include “tangible book value per common share.”

Commercial Bancgroup, Inc.

Consolidated Balance Sheets

	For the nine Months
	Ended
	September 30,	December 31,
	2025	2024
	(unaudited)	(audited)
Assets
Cash and due from banks	44,242,184	18,991,800
Federal funds sold	31,841,525	43,742,762
Interest-bearing demand deposits in banks	78,703,235	115,463,354
Cash and cash equivalents	154,786,944	178,197,916

Available-for-sale securities	29,555,603	47,937,616
Held-to-maturity securities	131,915,382	128,216,954
Loans, net of allowance for credit losses of $17,942,293 $18,205,421 at September 30, 2025 and December 31, 2024, respectively	1,749,250,647	1,788,791,583
Premises and equipment, net	50,268,024	50,288,378
Federal Reserve Bank and Federal Home Loan Bank stock	8,163,700	8,264,150
Foreclosed assets held for sale, net	532,953	831,662
Interest receivable	7,096,937	7,187,304
Bank owned life insurance	46,482,172	45,883,124
Core deposits and other intangibles	4,638,230	5,824,968
Goodwill	8,510,852	8,514,092
Deferred tax asset	1,426,948	1,078,881
Other	21,779,863	30,194,510
Total assets	2,214,408,255	2,301,211,138

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand	928,957,598	976,481,028
Savings, NOW and money market	382,002,346	385,614,692
Time	469,673,638	576,501,235
Total deposits	1,780,633,582	1,938,596,955
Short-term borrowings	62,662,527	3,391,566
Long-term debt	100,097,343	105,772,642
Interest payable	3,410,094	4,224,695
Other liabilities	22,451,383	28,969,497
Total liabilities	1,969,254,929	2,080,955,355
Stockholders’ Equity
Common stock
Common stock	122,396	121,131
Additional paid-in capital	8,406,116	9,388,181
Retained earnings	237,366,245	212,310,977
Accumulated other comprehensive income (loss)	(741,431)	(1,564,506)
Total stockholders’ equity	245,153,326	220,255,783

Total liabilities and stockholders’ equity	2,214,408,255	2,301,211,138

Commercial Bancgroup, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Interest and Dividend Income
Loans, including fees	28,073,755	28,718,458	84,435,068	84,968,617
Debt securities - Taxable	929,519	607,232	2,974,335	1,915,455
Debt securities - Tax-Exempt	102,154	64,595	328,309	276,505
Dividends on Federal Home Loan and Federal Reserve Bank stock	155,591	158,486	464,028	515,747
Interest-bearing time deposits	759,917	1,072,326	3,443,784	4,203,304

Total Interest and Dividend Income	30,020,936	30,621,097	91,645,524	91,879,628

Interest Expense Deposits	8,653,819	10,276,321	28,665,194	29,975,273
Short-term borrowings	55,431	76,284	130,043	164,649
Long-term debt	1,090,087	1,212,795	3,229,909	3,923,504

Total Interest Expense	9,799,337	11,565,400	32,025,146	34,063,426

Net Interest Income	20,221,599	19,055,697	59,620,378	57,816,202

Provision for Credit Losses	-	323,000	-	1,823,644

Net Interest Income After Provision for Credit Losses	20,221,599	18,732,697	59,620,378	55,992,558

Noninterest Income
Customer service fees	735,353	654,268	2,064,670	2,158,524
Net gains (losses) on sales of premises and equipment	20,500	388,448	24,959	411,542
Net gains (losses) on sales of foreclosed assets	109,720	31,818	113,270	150,913
Net gains on sales of loans	1,579	-	1,579	-
ATM Fees	845,782	883,331	2,536,231	2,432,517
Increase in BOLI	306,026	313,393	949,557	876,093
Other	606,985	536,667	1,601,376	1,848,463

Total Noninterest Income	2,625,945	2,807,925	7,291,642	7,878,052

Noninterest Expense
Salaries and employee benefits	5,728,660	5,604,733	17,011,656	16,851,817
Occupancy	738,481	935,675	2,529,370	2,650,555
Data processing	1,103,542	1,067,417	3,461,901	3,393,223
Deposit insurance premiums	267,221	350,326	738,209	875,138
Professional fees	135,786	328,773	616,727	979,447
Depreciation and amortization	954,748	1,061,939	2,705,755	3,117,152
Other	1,624,003	1,174,235	4,795,031	4,277,314

Total Noninterest Expense	10,552,441	10,523,098	31,858,649	32,144,646

Income Before Income Taxes	12,295,103	11,017,524	35,053,371	31,725,964

Provision for Income Taxes	2,828,954	1,810,311	7,997,024	5,650,639

Net Income	9,466,149	9,207,213	27,056,347	26,075,325

Less: Net Income Attributable to Noncontrolling Interest	-	-	-	275,857

Net Income attributable to Commercial Bancgroup, Inc.	9,466,149	9,207,213	27,056,347	$25,799,468

Commercial Bancgroup, Inc.

Consolidated Statements of Stockholders’ Equity

(Unaudited)

		Additional		Other
	Common	Paid-In	Retained	Comprehensive	Non-Controlling
	Stock	Capital	Earnings	Income (Loss)	Interest	TOTAL

BALANCE - JANUARY 1, 2024	$122,118	$9,073,467	$182,903,720	$(1,724,275)	$5,402,293	$195,777,323
Net income			25,799,468		275,857	26,075,325
Other comprehensive income				657,331	-	657,331
Dividends paid to shareholders			(2,002,669)			(2,002,669)
Issuance of stock (125 Class B shares)						-
Repurchase of stock (11 Class A shares)	(28)	(45,213)				(45,241)
Acquisition of minority interest					(5,678,150)	(5,678,150)
	-	-	-	-	-	-
BALANCE - SEPTEMBER 30, 2024	$122,090	$9,028,254	$206,700,519	$(1,066,944)	$-	$214,783,919

BALANCE - JANUARY 1, 2025	$121,131	$9,388,181	$212,310,977	$(1,564,506)	$-	$220,255,783
Net income			27,056,347			27,056,347
Other comprehensive income	-	-		823,075	-	823,075
Dividends paid to shareholders			(2,002,079)			(2,002,079)
Non-controlling interest	-	-	-		-	-
Stock Compensation						-
Issuance of stock related to stock grant (625 Class B shares)	1,797	(1,797)	-	-	-	-
Repurchase of stock (185 Class B shares)	(532)	(980,268)	-	-	-	(980,800)
BALANCE - SEPTEMBER 30, 2025	$122,396	8,406,116	$237,365,245	$(741,431)	$-	$245,152,326
		-
BALANCE - June 30, 2024	$122,090	$9,028,254	$197,493,306	$(1,737,966)	$5,678,150	$210,583,834
Net income			9,207,213		-	9,207,213
Other comprehensive income				671,022	-	671,022
Dividends paid to shareholders			-			-
Acquisition of minority interest					(5,678,150)	(5,678,150)
Repurchase of stock (11 Class A shares)	-	-				-
Repurchase of stock (436 Class B shares)						-
	-	-	-	-	-	-
BALANCE - September 30, 2024	$122,090	$9,028,254	$206,700,519	$(1,066,944)	$-	$214,783,919

BALANCE - June 30, 2025	$122,396	$8,406,116	$227,900,096	$(1,160,886)	$-	$235,267,722

Net income			9,466,149			9,466,149
Other comprehensive income	-	-		419,455	-	419,455
Dividends paid to shareholders			-			-
Non-controlling interest	-	-	-		-	-
Stock Compensation						-
Issuance of stock related to stock grant (625 Class B shares)	-	-	-	-	-	-
Repurchase of stock (30 Class A shares)
Repurchase of stock (185 Class B shares)	-	-	-	-	-	-
BALANCE - September 30, 2025	$122,396	8,406,116	$237,366,245	$(741,431)	$-	$245,153,326

Commercial Bancgroup, Inc.
Consolidated Statements of Comprehensive Income
Unaudited

	Three months Ended		Nine months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Net income attributable to Commerical Bancgroup, Inc.	$9,465,149	$9,207,213	$27,056,347	$25,799,468
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available for sale arising during the period	535,864	769,789	917,176	491,720
Tax benefit (expense)	(159,558)	(188,616)	(232,227)	(107,968)
Reclassification adjustment for accretion of unrealized holding gains included in accumulated other comprehensive income from the transfer of securities from available-for-sale to held-to-maturity	58,417	120,324	186,997	369,061
Tax expense	(15,268)	(30,475)	(48,871)	(95,482)

Other comprehensive income (loss), net of tax	419,455	671,022	823,075	657,331

Comprehensive income	$9,884,604	$9,878,235	$27,879,422	$26,456,799

Non-GAAP Reconciliation

	At or for the Nine Months Ended		At or for the Year Ended
	September 30,		December 31,
	2025	2024	2024
	(Dollars in thousands except per share data)
Pre-Tax Pre-Provision Net Income
Pre-tax income	$35,053	$31,726	$40,572
Add: provision for loan and lease losses	-	1,824	1,829
Pre-tax pre-provision net income	$35,053	$33,550	$42,401
Tangible Equity:
Shareholders’ equity	245,153	214,784	$220,256
Less: non controlling interest	-	-	-
Less: goodwill	8,511	8,511	8,514
Less: core deposit intangible (net of tax benefit)	3,449	4,663	4,331
Tangible common equity	$233,194	$201,610	$207,411
Pre-Tax Pre-Provision Return on Average Assets:
Total average assets	$2,257,810	$2,220,709	$2,217,423
Pre-tax pre-provision net income	35,053	33,550	42,401
Pre-tax pre-provision return on average assets	2.07%	2.01%	1.91%
Return on Average Tangible Equity:
Total average shareholders’ equity	$232,705	$205,281	$206,622
Less: average intangible assets (net of tax benefit)	12,325	13,573	13,497
Less: average non controlling interest	-	2,701	2,701
Average tangible equity	220,380	189,006	190,424
Net income to shareholders	27,056	25,799	31,410
Return on average tangible equity	16.37%	18.20%	16.49%
Tangible Book Value per Share, Reported:
Tangible common equity	$233,194	$201,610	$207,411
Shares of common stock outstanding	12,239,644	12,113,144	12,113,144
Tangible book value per share, reported	$19.05	$16.64	$17.12
Tangible Equity to Tangible Assets:
Tangible common equity	$233,194	$201,610	$207,411
Total assets	2,214,408	2,244,809	2,301,211
Less: intangible assets	13,149	14,782	14,339
Tangible assets	2,201,259	2,230,027	2,286,872
Tangible equity to tangible assets	10.59%	9.04%	9.07%
Core Deposits:
Total Deposits	$1,780,634	$1,893,152	$1,938,597
Less: Time deposits greater than $250,000	101,767	91,974	94,566
Less: Brokered deposits	47,979	174,918	174,918
Core deposits	$1,630,888	$1,626,260	$1,669,112
Core Earnings per Share:
Net income	$27,056	$25,799	$31,410
Add: merger expenses from AB&T acquisition	309	697	2,788
Less: tax effect	(77)	(174)	(697)
Core net income	27,288	26,322	33,501
Core Earnings per Share:
Core net income	27,288	26,322	33,501
Average shares outstanding	12,205,817	12,304,019	12,187,788
Core earnings per share	$2.24	$2.14	$2.75
Core Return on Average Assets:
Core net income	$27,288	$26,322	$33,501
Average assets	2,257,810	2,220,709	2,217,423
Core return on average assets	1.61%	1.58%	1.51%
Core Return on Average Tangible Equity:
Average tangible common equity	220,380	189,006	190,424
Core net income	27,288	26,322	33,501
Core return on average tangible common equity	16.51%	18.57%	17.59%
Core Efficiency Ratio:
Add: net interest income	$59,620	$57,816	$77,584
Add: non interest income	7,292	7,878	10,878
Operating revenue	66,912	65,694	88,462
Total noninterest expenses	31,859	32,145	46,061
Less: merger expenses from AB&T acquisition	309	697	2,788
Core noninterest expenses	31,550	31,448	43,273
Core efficiency ratio	47.15%	47.87%	48.92%